Exhibit 10.23

DATED

13TH OF JULY 2022

LOAN AGREEMENT

between

Fintech Scion Limited

and

Shalom Dodoun

This agreement is dated	13th of July	2022

Parties

(1)	FINTECH SCION LIMITED incorporated and registered in England and Wales with company number 13033865 whose registered office is at 1-2 Charterhouse Mews, London EC1 M 6BB (Borrower)

(2)	SHALOM DODOUN of Pinehurst, 32a Cedars Close, Hendon, London, NW4 1TR (Lender)

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

The following definitions apply in this agreement.

Accounting Period: the period in respect of which accounts are required to be drawn up for the Borrower

Borrowed Money: any indebtedness the Borrower owes as a result of:

a)          borrowing or raising money (with or without security), including any premium and any capitalised interest on that money;

b)         any bond, note, loan stock, debenture, commercial paper or similar instrument;

c)          any acceptance credit facility or dematerialised equivalent, bill- discounting, note purchase or documentary credit facilities;

d)          monies raised by selling, assigning or discounting receivables or other financial assets on terms that recourse may be had to the Borrower in the event of non-payment of those receivables or financial assets when due;

e)          any deferred payments for assets or services acquired, other than trade credit that is given in the ordinary course of trading and that does not involve any deferred payment of any amount for more than 60 days;

f)          any rental or hire charges under leases (whether for land, machinery, equipment or otherwise);

g)         any counter-indemnity obligation in respect of any guarantees, bonds, indemnities, standby letters of credit or other instruments issued by a third party in connection with the Borrower’s performance of contracts;

h)         any other transaction that has the commercial effect of borrowing (including any forward sale or purchase agreement and any liabilities that are not shown as borrowed money on the Borrower’s balance sheet because they are contingent, conditional or otherwise);

i)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any derivative transaction, only the mark to market value shall be taken into account); and

j)           any guarantee, counter-indemnity or other assurances against financial loss that the Borrower has given for any of the items referred to in paragraphs (a) to (i) of this definition incurred by any person.

When calculating Borrowed Money, no liability shall be taken into account more than once.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Event of Default: any event or circumstance specified as such in clause 11.

Facility: the term loan facility made available under this agreement.

Final Repayment Date: 1 July 2025.

Gross Quarterly Profits: in respect of a quarter, the gross trading profit of the Borrower arising from normal trading activities as disclosed by the Borrower’s accounts for that quarter (excluding any profit from the sale of fixed assets, investments or other extraordinary items, after deducting depreciation, interest charges, and all other expenses and charges, excluding any consolidated profits and losses from subsidiary companies, before deduction of tax)

Loan: the principal amount of the loan made or to be made by the Lender to the Borrower under this agreement or (as the context requires) the principal amount outstanding for the time being of that loan.

Potential Event of Default: any event or circumstance specified in clause 11 that would, on the giving of notice, expiry of any grace period or making of any determination under this agreement, or satisfaction of any other condition (or any combination thereof), become an Event of Default.

Quarterly Management Accounts: unaudited management accounts of the Borrower produced or drawn up on behalf of the Borrower on a quarterly basis comprising of a profit and loss account and a balance sheet

Security: any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect.

Sterling and £: the lawful currency of the UK.

Term: the term of the loan being 3 years from and including the date of this agreement to and including 1July 2025

Third-Party Investment: any investment made by a third party into the Borrower company during the Term of the Loan

Total Facility Amount: the maximum principal amount of the Facility referred to in clause 2.

1.2       Interpretation

In this agreement:

(a)	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(b)	a person includes an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality);

(c)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(d)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(e)	references to a party shall include that party’s successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns;

(f)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(g)	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

(h)	a reference to a time of day is to London time;

(i)	a reference to writing or written includes email but not fax;

(j)	an obligation on a party not to do something includes an obligation not to allow that thing to be done;

(k)	reference to this agreement (or any provision of it) or to any other agreement or document referred to in this agreement is a reference to this agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

(l)	unless the context otherwise requires, a reference to a clause or Schedule is to a clause of, or Schedule to, this agreement and a reference to a paragraph is to a paragraph of the relevant Schedule;

(m)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(n)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

(o)	a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(p)	a reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration and resolution;

(q)	a reference to a certified copy of a document means a copy certified to be a true, complete and up-to-date copy of the original document, in writing and signed by a director or the secretary of the party delivering the document;

(r)	a reference to continuing in relation to an Event of Default means an Event of Default that has not been remedied or waived;

(s)	a reference to determines or determined means, unless the contrary is indicated, a determination made at the absolute discretion of the person making it;

(t)	a reference to a disposal of any asset, undertaking or business includes a sale, lease, licence, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions); and

(u)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.3	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

2.	The Facility

The Lender grants to the Borrower an unsecured Sterling term loan facility of a total principal amount not exceeding £500,000.00 on the terms, and subject to the conditions, of this agreement.

3.	Purpose

3.1	The Borrower shall use all money borrowed under this agreement for general corporate purposes.

3.2	The Lender is not obliged to monitor or verify how any amount advanced under this agreement is used.

4.	Draw Down

4.1	Subject to the provisions of this agreement, the Loan has drawn down to the Borrower in five tranches as of the date of this agreement:

(a)	The sum of £71,016.31 on 18 December 2020 (‘the First Tranche’)

(b)	The sum of 20,000.00 on 25 March 2021 (‘the Second Tranche’)

(c)	The sum of £50,000.00 on 12 March 2021(‘the Third Tranche’)

(d)	The sum of £50,000.00 on 12 March 2021 (the Fourth Tranche’); and

(e)	The sum of £234,880.52 on 21 March 2022 (‘the Fifth Tranche’).

5.	Interest

5.1	The Borrower shall pay interest on the Loan at the rate of 6% per annum above Barclays Bank Rate.

5.2	Interest shall accrue daily and shall be payable quarterly, in arrear, on the last Business Day of June, September, December and March, any repayment dates and the Final Repayment Date.

6.	Costs

6.1	The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses of whatever nature (together with any value added tax on them) that the Lender incurs in connection with the negotiation and preparation, amendment, extension, alteration, preservation and enforcement of the Loan and/or this agreement.

7.	Repayment

7.1	Subject to the provisions of this agreement, the Borrower shall repay the Lender the Loan as follows:

(a)	20% of any Third-Party Investment made to (or received by) the Borrower company during the Term shall be repaid to the Lender within 10 working days of the Borrower’s receipt of any such Third-Party Investment amount;

(b)	If there has been no Third-Party Investment made or received by the Borrower company by the first anniversary of the Loan Term (1 July 2023), the Borrower shall repay the Lender 5% of the Borrower’s Gross Quarterly Profits (based on the Borrower’s Quarterly Management Accounts). For the avoidance of doubt, any Third-Party Investment made or received by the Borrower Company after the third anniversary of the Term and during the Term, the Borrower shall repay the Lender in accordance with Clause 7.1(a)

(c)	If there is a loss in any quarter, then the Borrower has the right (at its sole discretion) to pay the Lender for that quarter a Default Interest at the rate of 12% per annum above Barclays Bank (on the outstanding balance) or the sum of £50,000.00 for that quarter. If the Borrower elects to delay payment in any loss-making quarter, then the Default Interest shall apply in the subsequent quarter.

7.2	Subject to clause 7.1, the Borrower shall repay the Loan in full on the Final Repayment Date.

8.	Payments

8.1	All payments made by the Borrower under this agreement shall be in Sterling and in immediately available cleared funds to the Lender to such account as the Lender may notify the Borrower.

8.2	If any payment becomes due on a day that is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.

8.3	All payments made by the Borrower under this agreement shall be made in full, without set-off, counterclaim or condition and free and clear of and without any deduction or withholding, provided that if the Borrower is required by law or regulation to make such deduction or withholding, it shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation, or other authorities, as appropriate, the full amount of the deduction or withholding;

(c)	furnish to the Lender, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)	if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)	pay to the Lender such additional amount as is necessary to ensure that the net full amount received by the Lender after the required deduction or withholding is equal to the amount that the Lender would have received had no such deduction or withholding been made.

9.	Representations and warranties

The Borrower makes the representations and warranties set out in this clause 9 to the Lender on the date of this agreement.

9.1	The Borrower:

(a)	is a duly incorporated limited liability company validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

(c)	The Borrower has the power to enter into, deliver and perform, and has taken all necessary action to authorise its entry into, delivery and performance of this agreement and the transactions contemplated by it.

(d)	No limit on its powers will be exceeded as a result of the borrowing or grant of security contemplated by the Finance Documents.

9.2	The entry into and performance by it of, and the transactions contemplated by, this agreement do not and will not contravene or conflict with:

(a)	the Borrower’s constitutional documents;

(b)	any agreement or instrument binding on the Borrower or its assets; or

(c)	any law or regulation or judicial or official order, applicable to the Borrower.

9.3	The Borrower has obtained all required authorisations to enable it to enter into, exercise its rights and comply with its obligations in this agreement and to make it admissible in its jurisdiction of incorporation. Any such authorisations are in full force and effect.

9.4	The Borrower’s obligations under this agreement are legal, valid, binding and enforceable in accordance with its terms.

9.5	No Event of Default or Potential Event of Default has occurred or is continuing, or is reasonably likely to result from making the Loan or the entry into, the performance of, or any transaction contemplated by this agreement.

9.6	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which any of its assets is subject which has or is likely to have a material adverse effect on its business, assets or condition or ability to perform its obligations under this agreement.

9.7	No litigation, arbitration or administrative proceedings are taking place or pending, or, to the best of the Borrower’s knowledge and belief (after due and careful enquiry), have been threatened against it, or any of its directors or any of its assets which, in any case, might have a material adverse effect on its business, assets or condition or ability to perform its obligations under this agreement.

9.8	Each of the representations and warranties in this clause 9 is deemed to be repeated by the Borrower on each date immediately succeeding the date on which interest is paid under this agreement in accordance with clause 5.2, by reference to the facts and circumstances existing on each such date.

10.	Covenants

The Borrower covenants with the Lender that, as from the date of this agreement until all its liabilities under this agreement have been discharged:

10.1	The Borrower shall deliver to the Lender certified copies of all audited reports and accounts as soon as they are available and in any event within 180 days of the end of its financial year, together with all other information that the Lender may reasonably require concerning the Borrower or its business.

10.2	The Borrower shall promptly, after becoming aware of them, notify the Lender of any litigation, arbitration or administrative proceedings or claim of the kind described in clause 9.7.

10.3	The Borrower shall promptly obtain all consents or authorisations necessary (and do all that is needed to maintain them in full force and effect) under any law or regulation to enable it to perform its obligations under this agreement.

10.4	The Borrower shall procure that any of its unsecured and unsubordinated obligations and liabilities under this agreement rank, and shall rank, at least pari passu in right and priority of payments with all its other unsecured and unsubordinated obligations and liabilities, present or future, actual or contingent, except those obligations and liabilities mandatorily preferred by law of general application to companies.

10.5	The Borrower shall notify the Lender of any Potential Event of Default or Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.

10.6	The Borrower shall carry on and conduct its business in a proper and efficient manner and will not make any change to the general nature or scope of its business as carried on at the date of this agreement.

10.7	The Borrower shall not sell, assign, lease, transfer or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, its assets other than:

(a)	trading stock in the ordinary course of business; and

(b)	assets exchanged for other assets comparable or superior as to type, value and quality.

10.8	The Borrower shall not incur, or permit to subsist, any obligation for Borrowed Money.

11.	Events of default

Each of the events or circumstances set out in this clause 11 (other than clause 11.7) is an Event of Default.

11.1	The Borrower fails to pay any sum due under this agreement when due.

11.2	The Borrower fails (other than by failing to pay) to comply with any provision of this agreement and (if the Lender considers, acting reasonably, that the default is capable of remedy) such default is not remedied within 14 Business Days of the earlier of:

(a)	the Lender notifying the Borrower of the default and the remedy required; and

(b)	the Borrower becoming aware of the default.

11.3	Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, this agreement is (or proves to have been) incomplete, untrue, incorrect or misleading when made, repeated or deemed made.

11.4	If:

(a)	any Borrowed Money is not paid when due or within any originally applicable grace period;

(b)	any Borrowed Money becomes due, or capable or being declared due and payable prior to its stated maturity by reason of an event of default howsoever described;

(c)	any commitment for Borrowed Money is cancelled or suspended by a creditor of the Borrower by reason of an event of default howsoever described; or

(d)	any creditor of the Borrower becomes entitled to declare any Borrowed Money due and payable prior to its stated maturity by reason of an event of default (howsoever described).

11.5	The Borrower stops or suspends payment of any of its debts, or is unable to, or admits its inability to, pay its debts as they fall due.

11.6	The value of the Borrower’s assets is less than its liabilities (taking into account contingent and prospective liabilities).

11.7	A moratorium is declared in respect of any indebtedness of the Borrower.

11.8	The Borrower commences negotiations, or enters into any composition, compromise, assignment or arrangement, with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its indebtedness (because of actual or anticipated financial difficulties).

11.9	Any action, proceedings, procedure or step is taken for:

(a)	the suspension of payments, a moratorium in respect of any indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	the composition, compromise, assignment or arrangement with any creditor; or

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets.

11.10	Any event occurs in relation to the Borrower similar to those in clause 11.5 to clause 11.9 (inclusive) under the laws of any applicable jurisdiction.

11.11	A winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised shall be excluded from clause 11.5 to clause 11.10. The ending of any moratorium referred to in clause 11.7 shall not remedy any Event of Default caused by that moratorium.

11.12	A distress, attachment, execution, expropriation, sequestration or another analogous legal process is levied, enforced or sued out on, or against, the Borrower’s assets having an aggregate value of £50,000 (or its equivalent in other currencies) and is not discharged or stayed within 21 days.

11.13	Any provision of this agreement is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.

11.14	The Borrower repudiates or rescinds or shows an intention to repudiate or rescind this agreement.

11.15	The Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business.

11.16	Any event occurs (or circumstances exist) which, in the opinion of the Lender, has or is likely to materially and adversely affect the Borrower’s ability to perform all or any of its obligations under, or otherwise comply with the terms of, this agreement.

11.17	On and at any time after the occurrence of an Event of Default, the Lender may:

(a)  by notice to the Borrower:

(i)	cancel all outstanding obligations of the Lender under this agreement whereupon they shall immediately be cancelled;

(ii)	declare that the Loan (and all accrued interest and all other amounts accrued or outstanding under this agreement) is immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender

12.	Set-off

12.1	The Lender may at any time set off any liability of the Borrower to the Lender against any liability of the Lender to the Borrower, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this agreement. If the liabilities to be set off are expressed in different currencies, the Lender may convert either liability at a market rate of exchange for the purpose of setoff. Any exercise by the Lender of its rights under this clause 12.1 shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.

12.2	The Lender is not obliged to exercise any of its rights under clause 12.1, but if the rights are exercised, the Lender shall promptly notify the Borrower of the set-off that has been made.

13.	Calculations and certificates

13.1	Any interest under this agreement shall accrue on a day-to-day basis, calculated according to the number of actual days elapsed and a year of 365 days.

14.	Amendments, waivers, consents and remedies

14.1	No amendment of this agreement shall be effective unless it is in writing and signed by, or on behalf of, each party (or its authorised representative).

14.2	A waiver of any right or remedy under this agreement or by law, or any consent given under this agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any subsequent right or remedy. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

14.3	A failure by the Lender to exercise, or delay by it in exercising, any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this agreement. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this agreement by the Lender shall be effective unless it is in writing.

14.4	The rights and remedies provided under this agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

15.	Partial Invalidity

If, at any time, any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.	Assignment

Neither party may assign any of its rights or transfer any of its rights and obligations under this agreement without the written consent of the other.

17.	Notices

17.1	Any notice or other communication given to a party under or in connection with, this agreement shall be:

(a)	in writing;

(b)	delivered by hand by pre-paid first-class post or other next working day delivery service, in respect of the Borrower at its registered office or its principal place of business, and in respect of the Lender at the proper address; or sent by email to the following address: paul@fintechcashier.com for the Borrower and shalomdodoun153@gmail.com for the Lender

17.2	Any notice or other communication given by either party shall be deemed to have been received:

(a)	if delivered by hand, at the time it is left at the relevant address; or

(b)	if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and

(c)	if sent by email, at the time of transmission, or, if this time falls outside Business Hours in the place of receipt, when Business Hours resume.

A notice or other communication given as described in clause 17.2(a), 17.2(b) or 17.2 (c) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day.

17.3	A notice or other communication given under or in connection with this agreement is not valid if sent by fax.

18.	Counterparts

18.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

18.2	No counterpart shall be effective until each party has executed at least one counterpart.

19.	Third party rights

19.1	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of, any term of this agreement.

19.2	Notwithstanding any term of this agreement, the consent of any person who is not a party to this agreement is not required to rescind or vary this agreement at any time.

20.	Governing law and jurisdiction

20.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

20.2	Each party irrevocably agrees that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

20.3

This agreement has been entered into on the date stated at the beginning of it.

Signed by for and on behalf of FINTECH SCION LIMITED

Signed by SHALOM DODOUN